NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE MKT LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 13, 2015, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 1, 2015 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between SilverCrest Mines, Inc. and First Majestic Silver Corp. became effective on October 1, 2015. Each share of SilverCrest Mines, Inc. was converted into 0.2769 of a share of First Majestic Silver Corp. Common Stock, 0.0001 in cash, and 0.1667 of a share of (NEW) SilverCrest Metals Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 2, 2015.